SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
___________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

March 21, 2014

Date of Report (Date of earliest event reported)

Discovery Laboratories, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-26422	94-3171943
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

2600 Kelly Road, Suite 100
Warrington, Pennsylvania 18976
(Address of principal executive offices)

 (215) 488-9300
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 21, 2014, Discovery Laboratories, Inc. (the "Company") appointed John A. Tattory as its Senior Vice President and Chief Financial Officer.  Mr. Tattory will continue to serve as the Company’s  designated principal accounting officer.

John A. Tattory, 48, has served as the Company's Vice President, Finance and Chief Accounting Officer since March 2013, having previously served as Vice President, Finance, and Controller and the designated principal accounting officer since July 2010, and Vice President, Finance, since January 2008.  As Vice President, Finance and Chief Accounting Officer, Mr. Tattory has been  responsible for managing the Company’s financial and accounting operations, including financial planning and forecasting, financial analysis, accounting systems and policies, internal controls, commercial accounting matters, and financial reporting.  Prior to joining the Company, from May 2005 to January 2008, Mr. Tattory served as Director, Financial Planning & Analysis at Tyco International.  Prior to joining Tyco, Mr. Tattory was employed at Bristol-Myers Squibb (BMS) in a variety of financial roles of increasing responsibility, most recently as Finance Director, U.S. Primary Care. While at BMS, he was responsible for managing financial matters for various BMS pharmaceutical businesses including international operations.  Prior to BMS, Mr. Tattory was employed at Ernst & Young LLP in the firm’s audit practice.  Mr. Tattory is a certified public accountant and holds a B.S. degree in Commerce from Rider University.

Effective March 24, 2014, Mr. Tattory's base annual salary will be $260,000 and his bonus target range may be up to 30% of his base salary, as determined by the Company's Compensation Committee.

Item 8.01.	Other Events.

On March 24, 2014, William C. Roberts joined the Company as its Vice President, Investor Relations and Corporate Communications. Mr. Roberts will report to John G. Cooper, President and Chief Executive Officer of the Company.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

99.1	Press release dated March 25, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Discovery Laboratories, Inc.

By	/s/ John G. Cooper
Name:	John G. Cooper
Title:	President and Chief Executive Officer

Date: March 26, 2014